EXHIBIT 99


          Silverthorne Raises $5.85 Million Through Private Placements

SEATTLE, Feb. 10 /PRNewswire/ -- Silverthorne Production Company (OTC Bulletin
Board: SLTH) announced today that it has completed private placements raising $5.85 million. The private placements were conducted in Europe and the Middle East from September through December 1999, and resulted in sales of approximately 12.5 million shares of common stock at prices of $0.38 per share and $1.60 per share.

Darrell H. Hughes, chairman and chief executive officer of Silverthorne, said proceeds from the private placements will be used to provide Silverthorne with working capital for its Cognigen operating division and for Aquila International Telecommunications, Inc., which Silverthorne proposes to acquire.

The shares sold were not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

SOURCE  Silverthorne Production Company

      0-                             02/10/2000
      /CONTACT: Darrell H. Hughes, Chairman and Chief Executive Officer, or Peter Tilyou, Investor Relations, both of Silverthorne Production Company, 206-297-3900; or Julie Crandall or Rosemary Moothart, Corporate and Investor Relations, of Pondel/Wilkinson Group, 310-207-9300/
 (SLTH)